Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
SYNCHRONY FINANCIAL
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.450% Fixed-to-Floating Rate Senior Notes due 2031	457(r)	$800,000,000	100.000%	$800,000,000	$ 153.10 per $1 million	$122,480

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$800,000,000		$122,480

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$122,480

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrant’s registration statement on Form
S-3ASR,
filed with the Securities and Exchange Commission on July 21, 2022 (File
No. 333-266264),
was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act.